FOR IMMEDIATE RELEASE:

For Investor & Media Inquiries, contact:
Patty Dickerson
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214-459-3193
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pd@ignispetroleum.com

Ignis Petroleum Group, Inc. Completes Purchase of Interests in Barnett Shale Acreage, Producing Wells, Development Program and Gas Gathering & Treating System

DALLAS, Texas, November 15, 2006 - Ignis Petroleum Group, Inc. (OTCBB: IGPG), an oil and gas company with operations focused on the acquisition, exploration and development of crude oil and natural gas positions in the onshore U. S. Gulf Coast and Mid-Continent areas, today announced that it has completed its previously announced acquisition from W. B. Osborn Oil & Gas Operations, Ltd. ("WBO") and St. Jo Pipeline Limited of 45% of the acreage, producing properties, and natural gas gathering and treating system within the St. Jo Ridge (Barnett Shale) Field, located in Montague and Cooke Counties, Texas. The effective date of the transaction is June 1, 2006.

Specifically, the acquisition includes 45% of WBO's interests in 7,890 gross acres (6,864 net acres), 13 producing wells, and estimated total net proved reserves of 1.11 million barrels of oil equivalent (Mboe) of which 0.45 Mboe are proved developed producing as of June 1, 2006. These estimates of proved reserves do not include probable and possible reserve categories. Approximately 66% of the proved reserves are oil and condensate and 34% are natural gas. The gathering and treating system consists of a 100% interest in approximately 24 miles of gathering lines, which accumulates and treats natural gas at a central plant. WBO has identified 36 initial drilling locations on the acreage before beginning the infill drilling program, which could yield more than 100 additional drilling sites. A Pioneer Drilling Company rig, secured under a 12-month renewable contract, is currently being used to carry out the continuous drilling program. This continuous drilling program has completed 6 gross wells (5.25 net) since the effective date of which 4 are producing oil and gas and 2 are in various stages of completion.

The acquired interests are held and managed by Ignis Barnett Shale, LLC (“IB”), which is owned by Ignis Petroleum Group, Inc. (“IGPG”), and affiliates of Silver Point Capital. Under the terms of IB’s limited liability company agreement, the Silver Point affiliates funded the transaction and will fund future acreage acquisitions and development costs. IGPG can earn up to 50% of the cash distributions of IB after certain performance criteria are met. WBO will continue to own 55% of the program and assets, and will continue to be the operator.

Michael P. Piazza, Ignis President and Chief Executive Officer said, "We are pleased to complete this strategic acquisition and development project as we continue to focus on achieving our long-term growth targets. Our operating partner in this project, WBO, a private San Antonio, Texas-based company, has a long history of developing and producing oil and gas. We believe the Ignis team will bring seasoned expertise and advancements in new technology to enhance recovery from the project, working alongside our partners."

About Ignis Petroleum

Ignis Petroleum Group, Inc. is a Dallas-based oil and gas production company focused on exploration, acquisition and development of crude oil and natural gas reserves in the United States. The Company's management has closely aligned itself with strategic industry partnerships and is building a diversified energy portfolio. It focuses on prospects that result from new lease opportunities, new technology and new information. For further information, visit www.ignispetro.com.

Safe Harbor for Forward-Looking Statements

This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risks inherent in oil and gas exploration, the need to obtain additional financing, the availability of needed personnel and equipment for the future exploration and development, fluctuations in gas prices, and general economic conditions.

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